UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 20, 2007

GENCO SHIPPING & TRADING LIMITED
(Exact Name of Registrant as Specified in Charter)

Republic of the Marshall Islands	000-28506	98-043-9758
(State or Other Jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

299 Park Avenue 20th Floor (Address of Principal Executive Offices)	10171 (Zip Code)

Registrant’s telephone number, including area code:  (646) 443-8550

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                      Entry into a Material Definitive Agreement.

On July 20, 2007, Genco Shipping & Trading Limited (the “Company”) executed a Credit Agreement and other definitive documentation for its new $1.4 billion credit facility, which the Company had previously announced in a press release on July 18, 2007.  The new credit facility is underwritten by DnB NOR Bank ASA, which is also Mandated Lead Arranger, Bookrunner, and Administrative Agent.

Under this new credit facility, subject to the conditions set forth in the Credit Agreement, the Company may borrow an amount up to $1,377,000,000. Amounts borrowed and repaid under the new credit facility may be reborrowed.  The new credit facility has a maturity date of July 20, 2017, or ten years from the signing date of the Credit Agreement.

Loans made under the new credit facility may be used for the following:

•
up to 100% of the en bloc purchase price of approximately $1.1 billion for nine modern drybulk Capesize vessels, which the Company plans to purchase from companies within the Metrostar Management Corporation group as announced in a press release and a current report on Form 8-K on July 18, 2007;

•
repayment of amounts outstanding under the Company’s existing $550 million credit facility which the Company entered into on July 29, 2005, as amended, which currently total approximately $206 million;

•	the repayment of amounts outstanding under Genco’s existing $155 million short-term credit facility, which currently total approximately $77 million;

•	possible acquisitions of additional dry bulk carriers meeting certain criteria set forth in the Credit Agreement;

•	up to $50 million of working capital; and

•	the issuance of up to $50 million of standby letters of credit.

Company subsidiaries that will own the nine Capesize vessels to be purchased or any additional vessels that may be financed under the new credit facility, will act as guarantors under the new credit facility.  In addition, Company subsidiaries that own the Company’s current fleet of vessels will also act as guarantors upon termination of the Company’s two other existing credit facilities.

All amounts owing under the new credit facility will be secured by the following:

•	cross-collateralized first priority mortgages of each of the Company’s existing vessels and any new vessels financed with the new credit facility;

•	an assignment of any and all earnings of the mortgaged vessels;

•	an assignment of all insurances of the mortgaged vessels;

•	a first priority perfected security interest in all of the shares of Jinhui Shipping and Transportation Limited (“Jinhui”) owned by the Company;

•
an assignment of the shipbuilding contracts and an assignment of the shipbuilder’s refund guarantees meeting the Administrative Agent’s criteria for any additional newbuildings financed under the new credit facility; and

•	a first priority pledge of the Company’s ownership interests in each subsidiary guarantor.

The Company has completed a pledge of its ownership interests in the subsidiary guarantors that own the nine Capesize vessels to be acquired.  The other collateral described above must be pledged within thirty days of the effective date of the Credit Facility.

The Company’s borrowings under the Credit Facility will bear interest at the London Interbank Offered Rate (“LIBOR”) for an interest period elected by the Company of one, three, or six months, or longer if available, plus the Applicable Margin (which is 0.80% per annum for the first five years of the new credit facility and 0.85% thereafter).  If the Company’s ratio of Total Debt to Total Capitalization (each as defined in the Credit Agreement) is less than 70%, the Applicable Margin decreases to 0.75% and 0.80%, respectively.  Interest is payable at the end of each interest period, unless a period longer than three months is elected, in which case interest is payable quarterly in arrears.  Interest is calculated based on actual days over 360 days.  In addition to other fees payable by the Company in connection with the new credit facility, the Company will pay a commitment fee at a rate of 0.20% per annum of the daily average unutilized commitment of each lender under the facility until the earlier of secondary syndication or September 30, 2007, and 0.25% thereafter.  For each letter of credit issued under the new facility, the Company will pay fees at a rate per annum equal to the Applicable Margin plus 1/8 of 1% on the daily stated amount of such letter of credit.

The new credit facility will be subject to ten consecutive semi-annual reductions of 7.0% of the total amount of credit granted under the new facility, with the first reduction occurring on the fifth anniversary of the signing date and a balloon payment reduction of 30% on the maturity date.  In addition, subject to certain capital tests, the Company must pay up to $6,250,000 or such lesser amount as is available from Net Cash Flow (as defined in the Credit Agreement) each fiscal quarter to reduce borrowings under the new credit facility.  Such payment is to be made within one business day after completion of payment of dividends declared for that quarter.  The Company must also make mandatory prepayments following its receipt of proceeds of the sale of any Jinhui shares or upon the sale or loss of a mortgaged vessel or the cancellation of a construction contract for a vessel financed under the credit facility unless the Company substitutes a similar vessel satisfactory to the lenders.  The Company may prepay the new credit facility, without penalty, with two days notice for LIBOR rate advances, in minimum amounts of $10 million together with accrued interest on the amount prepaid.

The Credit Agreement includes the following financial covenants which will apply to the Company and its subsidiaries on a consolidated basis and will be measured at the end of each fiscal quarter:

•
The leverage covenant requires the maximum average net debt to EBITDA to be ratio of at least 5.5:1.0.  This replaces the leverage covenant under the Company’s existing credit facilities, which required a ratio of maximum total indebtedness to total capitalization ratio of 0.7:1.0 before the fifth anniversary of the initial borrowing date and 0.6:1.0 thereafter.

•	Cash and cash equivalents must not be less than $500,000 per mortgaged vessel.

•	The ratio of EBITDA to interest expense, on a rolling last four-quarter basis, must be no less than 2.0:1.0.

•	After July 20, 2007, consolidated net worth must be no less than $263,300,000 plus 80% of the value of any new equity issuances of the Company from June 30, 2007.

•
The aggregate fair market value of the mortgaged vessels must at all times be at least 130% of the aggregate outstanding principal amount under the new credit facility plus all letters of credit outstanding; the Company has a 30 day remedy period to post additional collateral or reduce the amount of the revolving loans and/or letters of credit outstanding.

Other covenants in the Credit Agreement are substantially similar to the covenants in the Company’s two other existing credit facilities.

The Company can continue to pay cash dividends in accordance with its dividend policy and certain terms of the Credit Agreement so long as no event of default has occurred and is continuing and no event of default will occur as a result of the payment of such dividend.

The new credit facility includes usual and customary events of default and remedies for facilities of this nature.

The foregoing description of the new credit facility and the Credit Agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement and the Pledge and Security Agreement and Guaranty executed in connection with the Credit Agreement, copies of which are filed herewith as Exhibits 10.1, 10.2, and 1.03, respectively, and are incorporated herein by reference.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is incorporated into this Item 2.03 by reference.

Item 9.01.    Financial Statements and Exhibits.

(d)   Exhibits

10.1
Credit Agreement, dated as of July 20, 2007, among Genco Shipping & Trading Limited, Various Lenders, DnB NOR Bank ASA, New York Branch, as Administrative Agent and Collateral Agent, and DnB NOR Bank ASA, New York Branch, as Mandated Lead Arranger and Bookrunner.

10.2
Pledge and Security Agreement, dated as of July 20, 2007, by Genco Augustus Limited, Genco Claudius Limited, Genco Commodus Limited, Genco Constantine Limited, Genco Hadrian Limited, Genco London Limited, Genco Maximus Limited, Genco Tiberius Limited and Genco Titus Limited, as pledgors, to DnB NOR Bank, ASA, New York Branch, as Collateral Agent, for the benefit of the Secured Creditors and Nordea Bank Finland PLC, New York Branch, as Deposit Account Bank.

10.3
Guaranty, dated as of July 20, 2007, by Genco Augustus Limited, Genco Claudius Limited, Genco Commodus Limited, Genco Constantine Limited, Genco Hadrian Limited, Genco London Limited, Genco Maximus Limited, Genco Tiberius Limited and Genco Titus Limited, as guarantors, for the benefit of the Secured Creditors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Genco Shipping & Trading Limited has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

            GENCO SHIPPING & TRADING LIMITED

            DATE:  July 25, 2007
/s/ John C. Wobensmith John C. Wobensmith
Chief Financial Officer, Secretary and Treasurer (Principal Financial and Accounting Officer)

EXHIBIT INDEX

10.1
Credit Agreement, dated as of July 20, 2007, among Genco Shipping & Trading Limited, Various Lenders, DnB NOR Bank ASA, New York Branch, as Administrative Agent and Collateral Agent, and DnB NOR Bank ASA, New York Branch, as Mandated Lead Arranger and Bookrunner.

10.2
Pledge and Security Agreement, dated as of July 20, 2007, by Genco Augustus Limited, Genco Claudius Limited, Genco Commodus Limited, Genco Constantine Limited, Genco Hadrian Limited, Genco London Limited, Genco Maximus Limited, Genco Tiberius Limited and Genco Titus Limited, as pledgors, to DnB NOR Bank, ASA, New York Branch, as Collateral Agent, for the benefit of the Secured Creditors and Nordea Bank Finland PLC, New York Branch, as Deposit Account Bank.

10.3
Guaranty, dated as of July 20, 2007, by Genco Augustus Limited, Genco Claudius Limited, Genco Commodus Limited, Genco Constantine Limited, Genco Hadrian Limited, Genco London Limited, Genco Maximus Limited, Genco Tiberius Limited and Genco Titus Limited, as guarantors, for the benefit of the Secured Creditors.